Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement of Wheeler Real Estate Investment Trust, Inc., of our reports, with respect to the Statement of Revenues and Certain Operating Expenses of Jenks Plaza Shopping Center, Port Crossing Shopping Center, Northeast Plaza Shopping Center, Brook Run Shopping Center, Warren Commons Shopping Center, Winslow Plaza Shopping Center, Forrest Gallery Shopping Center and Tampa Festival Centre for the year ended December 31, 2012 and December 31, 2011 (as applicable), as listed in the accompanying index.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

August 6, 2013